Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
February 26, 2003         Director, Corporate Communications
Page 1 of 1                                   (703) 650-6550

 Atlantic Coast Airlines Holdings, Inc. Chairman and CEO to
      Present at Raymond James & Associates 24th Annual
             Institutional Investors Conference

Dulles, VA, (February 26, 2003) - Atlantic Coast Airlines Holdings, Inc. (ACA) (NASDAQ/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the Raymond James & Associates 24th Annual Institutional Investors Conference being held in Orlando, FL. The ACA presentation is scheduled to take place Monday, March 3, 2003, at approximately 11:45am Eastern.

Raymond James will webcast an audio-only version of its conference participants' presentations live on the Internet. Break-out sessions will not be webcast. Access to the site will be permitted after a brief registration process. Listeners will need to register and listen at the following web address:

http://customer.nvglb.com/RaymondJames/Institutional/

Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Preregistration is available now. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the above address. There is no charge to access the event.

The slides that will accompany the ACA presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:

www.atlanticcoast.com

ACA operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. and Canada. The company has a fleet of 141 aircraft-including 111 regional jets-and offers approximately 850 daily departures, serving 84 destinations.

Atlantic Coast employs over 5,100 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast, visit our website at www.atlanticcoast.com.